Exhibit 10.7

Service Agreement

(1)	GlassHouse Technologies (UK) Limited

(2)	Andrew Martin Norman

Dated July 1, 2004

Contents

1.	Definitions and interpretation	1
2.	Appointment	5
3.	Term	6
4.	Duties of the Executive	6
5.	Hours of work	7
6.	Principal place of work	7
7.	Salary	7
8.	Expenses	7
9.	Benefits	8
10.	Holidays	8
11.	Sickness or injury	9
12.	Termination of and suspension from Employment	10
13.	Obligations during Employment	14
14.	Obligations after Employment	16
15.	Disciplinary and Grievance procedure	18
16.	Collective Agreements	18
17.	Deductions	18
18.	Entire Agreement	18
19.	Third Parties	18
20.	Data Protection	19
21.	Releases and waivers	19
22.	Notices	19
23.	Governing law and jurisdiction	20

i

This Agreement is on July 1 2004

Between:

(1)	Source Enterprise Consulting Limited (company number: 03777612) whose registered office is at St. George’s House, 31-33 Monument Hill, Weybridge, Surrey KT13 8RN (the “Company”); and

(2)	Andrew Martin Norman of (the “Executive”).

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this agreement, unless the context otherwise requires, the following definitions shall apply:

“Agreement” means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form).

“Board” means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it.

“Business” means the provision of IT data storage consultancy services and products and any trade or other commercial activity which is carried on by any Group Company as at the date hereof, or which any Group Company shall, before the Termination Date, be carrying on or shall have determined to carry on with a view to profit in the immediate or foreseeable future.

“Change of Control Event” means any one or more of the following events:

(a)	a change of Control of the Company;

(b)	the approval by some or all of the members of the Company of the sale or disposal of some or all of their shares in Company other than a sale or disposal which would result in the voting shares in the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of the surviving entity) more than fifty per cent of the total voting power represented by the voting shares of the Company or such surviving entity immediately after such sale or disposal;

(c)	the Company entering into an agreement whereby it agrees to sell or otherwise dispose of all substantially all of its assets; or

(d)	the passing of a resolution by the members of the Company to put the Company into voluntary liquidation.

“Company Invention” means any improvement, inventions or discovery made by the Executive which in accordance with Section 39 of the Patents Act 1977 is the property of the Company.

“Compromise Agreement” means an agreement to be entered into between the Executive and the Company under which the Executive agrees to compromise all claims (including statutory claims) that he has or may have against the Company arising from his employment or the termination of his employment, such agreement to be in a form compliant with Section 203 of the Employment Rights Act 1996 and all other applicable legislation as amended from time to time and in a form prescribed by the Company.

“Confidential Information” means any trade secrets or other information which is confidential, commercially sensitive and is not in public domain relating or belonging to any Group Company including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any information in respect of which any Group Company owes an obligation of confidentiality to any third party.

“Control” means the power of a person to procure that the affairs of a body corporate are conducted in accordance with the wishes of that person by means of:

(a)	the holding of shares or the possession of voting power in or in relation to that body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate.

“Customer” means any person:

(a)	with whom or which the Executive has dealt or of whom or of which he has knowledge by virtue of his Duties in the 6 months preceding the Termination Date; and

either:

(b)	who or which shall at the Termination Date be negotiating with the Company or any Group Company for the provision of any Restricted Services or Restricted Products or Restricted Proposed Services or Restricted Proposed Products; or

(c)	to whom or which the Company or any Group Company shall at any time during the period of 6 months prior to the Termination Date have supplied any Restricted Services or Restricted Products.

“Death” means the death of the Executive regardless of cause.

“Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable, physical or mental impairment which can be expected to result in Death or which has lasted or can be reasonable expected to last for a continuous period of not less than twelve months.

“Duties” means the duties of the Executive as set out in clause 4.

“Employment” means the period of the Executive’s employment under this Agreement which for the purposes of this Agreement shall be deemed to include any period of garden leave imposed under sub-clause 12.5.

“Gross Misconduct” means the termination of the Executive’s employment in any of the circumstances set out in clause 12.1 of this Agreement.

“Group Companies” means the Company, its subsidiaries or subsidiary undertakings, any holding company or parent undertaking and any subsidiary or subsidiary undertaking of any holding company or parent undertaking and “Group Company” means any of them.

“IT” means information technology.

“Material Interest” means:

(a)	the holding of any position (whether employed or engaged) or provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer; or

(b)	the direct or indirect or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange; or

(c)	the direct or indirect provision of any financial assistance.

“Prescribed Termination” means the termination of the Executive’s employment with the Company by reason of: (i) the termination of the Executive’s employment by the Company or any Group Company that employs him for a reason or reasons other than Gross Misconduct; or (ii) the resignation of the Executive following any of following events, if such event occurs without the Executive’s express written consent: (a) a substantial reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibility in effect immediately prior to such reduction, unless the reduction occurs solely by virtue of the Company being acquired and made part of a larger entity; (b) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction (c) a reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction by more than 10% unless such reduction is made in connection with a reduction in base salary of employees of the Company generally; (d) a material reduction by the Company in the kind or level of employee benefits to which the

Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally; (e) the relocation of the Executive to a location more than 100 miles from his current location; provided that if such relocation is more than 50 miles from the Executive’s current location, the Company shall reimburse the Executive’s reasonable relocation expenses.

“Recognised Exchange” means a Recognised Investment Exchange as defined in Section 285 of the Financial Services and Markets Act 2000 or any comparable exchange or market wherever located.

“Relevant Period” means the period beginning on the day after the Termination Date equal to 12 months less any period during which the Company has exercised its right to send the Executive on garden leave pursuant to sub-clause 12.5.

“Restricted Area” means the United Kingdom.

“Restricted Products” means any products of a kind which have been provided by the Company or any Group Company in the ordinary course of the Businesses at any time during the 6 months preceding the Termination Date and in respect of which or the marketing of which the Executive’s Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Terminated Date.

“Restricted Proposed Products” means any products which are, at the Termination Date, proposed to be provided by the Company at any time during the 12 months following the Termination Date and in respect of which or the marketing of which the Executive’s Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Termination Date.

“Restricted Proposed Services” means any services of a kind which have been provided by the Company or any Group Company in the ordinary course of the Businesses at any time during the 6 months preceding the Termination Date and in respect of which or the marketing of which the Executive’s Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Termination Date.

“Restricted Shareholding” means the direct or indirect control or ownership (whether jointly or alone) of shares in a company which, together with shares held by any person acting in concert with him carry 25% or more of the voting rights of that company.

“Restricted Supplies” means any goods or services supplied to the Company or any Group Company on terms which as to the nature of the supplies and/or the terms of supply are unique to the relationship between the supplier and the relevant Group Company and in respect of which or the marketing of which Executive’s Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Termination Date.

“Supplier” means any person with whom the Executive has dealt or of whom or of which the Executive has knowledge by virtue of the Duties in the 6 months preceding the Termination Date and who has during that period provided Restricted Supplies to the Company or any Group Company.

“Termination Date” means the date on which the Employment terminates.

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)	any statute or statutory provision which modifies, consolidates, reenacts or supersedes it;

(c)	a reference to:

(i)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement; and

(e)	except where otherwise stated, words and phrases defined in the City Code on Takeovers and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

2.	Appointment

2.1	The Company appoints the Executive and the Executive agrees to serve as Senior Vice President Technology Services of the Company on the terms set out in this Agreement.

2.2	The Executive warrants that the Executive is free to enter into this Agreement and is not bound by, nor subject to any court order, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

3.	Term

3.1

The Employment under this Agreement shall commence on 28th July 2004 and, unless terminated in accordance with clause 12, shall continue until terminated by either party giving to the other not less than 6 months’ prior written notice or at the discretion of the Company by payment of basic salary in lieu of any such notice.

3.2	The Executive’s continuous period of employment commended on 10th October 1997.

4.	Duties of the Executive

4.1	The Executive shall carry out such duties as may attach to the Executive’s office or be assigned to or vested in the Executive by the Board from time to time commensurate with his position and exercise the powers consistent with such duties.

4.2	At all times during the Employment (subject to any restrictions on the Executive’s conduct imposed pursuant to sub-clause 12.5) the Executive shall:

(a)	unless prevented by ill health and except during holidays taken in accordance with this Agreement, devote the whole of the Executive’s working time and attention to the Employment as may be necessary for proper discharge of the Duties;

(b)	perform the Duties faithfully and diligently;

(c)	obey all lawful and reasonable directions of the Board, observe such restrictions or limitations as may from time to time be imposed by the Board upon the Executive’s performance of the Duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

(d)	use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interest; and

(e)	keep the Board fully informed (in writing if so requested) of the Executive’s conduct of the business or affairs of the Company and provide such explanations as the Board may require.

4.3	Subject always to his prior consent, the Executive shall (without further remuneration and in addition to the Executive’s duties to the Company) if and for so long as the Company requires during the Employment:

(a)	carry out any duties assigned to the Executive in relation to any Group Company; and

(b)	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company;

in each case as if they were to be performed or held by the Executive for or in relation to the Company.

5.	Hours of work

The Executive shall work such hours as may be necessary for the proper discharge of the Duties. The Executive shall not be entitled to receive any additional remuneration for work outside normal business hours. The Executive agrees that the Employment falls within Regulation 20 of the Working Time Regulations 1998.

6.	Principal place of work

6.1	The Executive’s principal place of work shall be as agreed with the Board from time to time. The Company reserves the right to change the Executive’s principal place of work to any other location within the United Kingdom on giving reasonable prior notice to the Executive.

6.2	The Executive shall travel to and from work on a temporary basis from such locations within the UK and abroad as the Board may reasonably require for the performance of his Duties.

6.3	There is no current requirement, as at the date of this agreement, for the Executive to work outside the United Kingdom for any consecutive period of one month or more.

7.	Salary

7.1	Daring the Employment the Company shall pay to the Executive a basic salary at the rate of £96,000 per annum. The salary shall accrue from day to day, be payable by equal monthly instalments in arrears on or about the last day of each month and shall include any fees to which the Executive is entitled as a director of the Company.

7.2	The Executive’s salary shall be reviewed by the Remuneration Committee of the Board from time to time. Any increase in the Executive’s salary consequent upon such review will be effective from the effective date specified by the Remuneration Committee.

7.3	The Executive may at the discretion of the Remuneration Committee of the Board be entitled to participate in any bonus scheme applicable to employees of the Executive’s status as the Company may operate from time to time, subject to the terms and conditions of any such scheme.

8.	Expenses

8.1	The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require.

8.2	Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties. Any such card must be returned by the Executive to the Company immediately upon the Company’s request.

8.3	The Company shall reimburse the Executive all home and mobile telephone and facsimile bills (including equipment rental and line/call charges) to the extent that the same are properly incurred by him in the course of the Duties and are supported by evidence of payment.

9.	Benefits

9.1	Motor car

At his option, the Executive may notify the Company that a stated percentage of his monthly salary shall be paid towards the expense of leasing a car for the Executive.

9.2	Pension

9.3	If such Executive is also a director of the Company, the Executive is not eligible for membership of any company pension scheme arising from his employment with the Company.

9.4	The Company shall in additional to the Executive’s basic salary contribute to a personal pension scheme (approved by the Inland Revenue) of the Executive’s choice the sum of £833.33 per month.

9.5	The amount of the Company’s contribution to a personal pension scheme for the Executive pursuant to clause 9.4 above shall be increased by 5 per cent per annum on each anniversary of this Agreement.

9.6	Insurance benefits

9.7	The Company shall pay the reasonable costs of private medical expenses insurance for the Executive and his immediate family.

9.8	Any other benefit provided to the Executive shall unless otherwise agreed in writing be at the discretion of the Company who may, at any time, withdraw or vary the terms of such benefit as it sees fit.

10.	Holidays

10.1	The Company’s holiday year runs from 1 January to 31 December.

10.2	In addition to public or bank holidays, the Executive is entitled to 26 working days’ paid holiday in each holiday year, to be taken at such time or times as are agreed with the Board.

10.3	The Executive may not, without the consent of the Board carry forward any unused part of the holiday entitlement to a subsequent holiday year. Except on termination of employment, no payment will be made in lieu of any unused holiday entitlement.

10.4	For the holiday year during which the Employment commences or terminates, the Executive’s entitlement to holiday accrues on a pro rata basis for each complete month of the Employment during that holiday year.

10.5	On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/365 of the Executive’s annual basic salary excluding bonus for each day.

10.6	The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment.

11.	Sickness or injury

11.1	If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to an executive member of the Board, and provide, so far as practicable, an expected date of return to work.

11.2	To be eligible for sick pay under sub-clause 11.3, the Executive must supply the Company with such certification of sickness or injury as the Company may require.

11.3	If the Executive shall be absent due to sickness or injury duly certified in accordance with the Company’s requirements the Executive shall be paid full basic salary for up to 26 weeks’ absence in any period of 12 consecutive months and after that, subject to sub-clause 11.4, such remuneration, if any, as the Board shall determine from time to time.

11.4	Any remuneration paid under sub-clause 11.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) which may be deducted from it.

11.5	Any outstanding or prospective entitlement to company sick pay in accordance with sub-clause 11.3, private medical insurance benefits or permanent health insurance benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with sub-clause 12.4 nor shall the Company be liable to compensate the Executive in respect of any such pay or benefit.

11.6	If the Executive’s sickness, injury or other incapacity is caused by the negligence or breach of statutory duty of a third party and the Executive shall recover any damages or other compensation from such third party for the Executive’s loss of earnings whilst incapacitated, the Executive shall repay to the Company the amount of any sick pay paid by the Company to the Executive under sub-clause 11.3 or, if less, the full amount of the damages or compensation received for loss of earnings by the Executive.

11.7

At any time during the Employment (but not normally more often than every second year), the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorised such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination and any matters which arise from it in order that the Company’s medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

11.8	The Company shall be entitled to rely on the reasonable opinion of any doctor engaged by the Company to examine the Executive under sub-clause 11.7 as to the Executive’s fitness for work. The Executive shall not be entitled to attend for work at any time when such doctor considers him to be unfit for work and shall not be entitled to receive any remuneration in excess of any sick pay to which he remains entitled under sub-clause 11.3 during any such period.

12.	Termination of and suspension from Employment

12.1	The Company may terminate the Employment without notice or pay in lieu of notice if the Executive:

(a)	commits a material breach of the terms and conditions of this Agreement whether or not amounting to gross misconduct or other conduct which would entitle the Company to terminate the Employment in accordance with any sub-clause of this clause 12,

(b)	repeals or continues after a written warning any non material breach of the terms and conditions of this agreement, including any failure to carry out the Duties efficiently, diligently or competently;

(c)	commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Board, bring any Group Company into disrepute or is calculated or likely prejudicially to affect the interests of any Group Company, whether or not the conduct occurs during or in the context of the Employment;

(d)	is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

(e)	commits any act of dishonesty relating to any Group Company, any of its employees or otherwise;

(f)	becomes prohibited by law from being a director, is removed from office pursuant to the Company’s articles of association, unless the removal is caused by sickness or injury or, except at the request of the Company or pursuant to sub-clause 12.7, resigns as a director;

(g)	becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform the Duties; or

(h)	becomes bankrupt or makes any arrangement or composition with his creditors generally.

12.2	Termination following a Change of Control Event

In the event of a Prescribed Termination upon or at any time within 12 months after a Change of Control Event, the Executive shall be entitled to the following severance benefits which shall be accepted by the Executive in full and final settlement of all and any claims that he has or may have arising under the terms of his contract of employment and/or its termination:

(a)	an amount equal to six (6) months basic salary as in effect as at the date of such termination, less applicable deductions for tax, payable in a lump sum within thirty (30) days of the later of [receipt of notice of a Prescribed Termination by the Company or the Executive (as the case may be)] and the Executive entering into a Compromise Agreement;

(b)	the vesting of all stock options and shares of restricted stock granted by the Company to the Executive prior to the Change of Control Event shall be accelerated in full; and

(c)	the same level of health benefits shall continue to be provided to the Executive for a period of six (6) months from the Termination Dale.

12.3	Termination other than on a Change of Control Event

In the event of a Prescribed Termination and where clause 12.2 does not apply, then the Executive shall be entitled to the following severance benefits which shall be accepted by the Executive in full and final settlement of all and any claims that he has or may have arising under the terms of his contract of employment and/or its termination:

(a)	An amount equal to six (6) months basic salary as in effect as at the date of such termination, less applicable deductions for tax, payable in a lump sum within thirty (30) days of the later of [receipt of notice of a Prescribed Termination by the Company or the Executive (as the case may be)] and the Executive entering into a Compromise Agreement;

(b)	The vesting of all stock options and shares of restricted stock granted by the Company to the Executive prior to the Termination Date shall be accelerated such that the Executive is vested in the number of stock options and shares of restricted stock as the Executive would have been vested had the Executive’s employment with the Company continued for a period of twelve (12) months following the Termination Date;

(c)	The same level of health benefits for a period of six (6) months from the Termination Date.

12.4	Termination as a result of Death or Disability

If the Executive’s employment with the Company is terminated as a result of Death or by the Executive due to Disability, then the Executive shall be entitled to the following severance benefits which shall be accepted by the Executive in full and final settlement of all and any claims that he has or may have arising under the terms of his contract of employment and/or its termination:

(a)	The vesting of all stock options and shares of restricted stock granted by the Company to the Executive prior to the Termination Date shall be accelerated such that the Executive is vested in the number of stock options and shares of restricted stock as the Executive would have been vested had the Executive’s employment with the Company continued for a period of twelve (12) months following the Termination Date.

12.5	Release of Claims

Any other provision of this Agreement notwithstanding, the Executive shall not be entitled to any severance benefits pursuant to this clause unless the Executive has (i) executed a Compromise Agreement and (ii) returned to the Company all property of the Company in the Executive’s possession or under his control.

!2.6	Accrued Salary and Holiday Entitlement; Expenses

For the avoidance of doubt and without regard to the reason for, or the timing of, termination of the Executive’s employment: (i) the Company shall pay the Executive any unpaid salary due up to and including the Termination Date; (ii) the Company shall pay the Executive in lieu of the Executive’s accrued and untaken holiday entitlement up to and including the Termination Date; and (iii) following submission of proper expense claims by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date.

12.7	The Employment shall automatically terminate when the Executive reaches the age of 65.

12.8	In order to investigate a complaint or suspicion against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

12.9	Incapacity

(a)	Notwithstanding sub-clauses 9.4 and 11.3 if the Executive is incapable of performing the Duties due to sickness or injury for a period or periods aggregating at least 26 weeks in any period of 12 months the Company may, by not less than 3 months’ prior written notice given at any time whilst such incapacity continues, terminate the Employment. Upon termination of the Employment under this sub-clause the Executive shall cease to be entitled to any payment under sub-clause 11.3 or any other provision of this Agreement.

(b)	On the service of notice to terminate the Employment by the Executive or the Company or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this clause and undertaking, subject to this sub-clause 12.4, to pay to the Executive a sum equivalent to the Executive’s basic salary, exclusive of any benefit in kind, for the unexpired portion of the Executive’s contractual notice entitlement.

12.10	After notice of termination has been given

(a)	After notice to terminate the Employment has been given by the Executive or the Company, the Board may for all or part of the duration of the notice period in its absolute discretion require the Executive:

(i)	to perform only such duties (including without limitation research projects) as it may allocate to the Executive;

(ii)	not to perform any of the Duties;

(iii)	not to have any contact (other than social contact) with clients of the Company or any Group Company;

(iv)	not to have any contact with such employees or suppliers of the Company or any Group Company as the Board shall determine other than with respect to social contact;

(v)	to disclose to the Board any attempted contact (other than social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

(vi)	to take any accrued holiday entitlement;

(vii)	not to enter any premises of the Company or any Group Company nor to visit the premises of any of the Company’s or any Group Company’s suppliers or customers;

provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid.

(b)	The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

(c)	During any period of garden leave the Executive shall owe a duty of the utmost good faith to the Group, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company or any Group Company to do so, the Executive’s right to salary and contractual benefits in respect of such period of non-availability shall be forfeited notwithstanding any other provision of this Agreement.

12.11	Other requirements on Termination

(a)	On the Termination Date or (if earlier) at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the Board, resign (without prejudice to any claims which he may have against any Group Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of any Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company. -

(b)	If the Executive should fail to comply with any obligation under sub-clause (a) forthwith upon the Company’s request, the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

13.	Obligations during Employment

13.1	Disclosure to the Company

(a)	The Executive shall promptly disclose to the Company full details including, without limitation, any and all computer programs, photographs, plans, records, drawings and models, of any know-how, technique, process, improvement, invention or discovery (whether patentable or not) which the Executive (whether alone or with any other person) makes, conceives, creates, develops, writes, devises or acquires at any time during the Employment and which relates or which could relate, directly or indirectly, to the Businesses.

(b)	If the know-how, technique, process, improvement, invention or discovery is a Company Invention, the Executive shall (to the extent that it does not automatically vest in the Company by operation of law) hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Company Invention throughout the world.

(c)	If the know-how, technique, process, improvement, invention or discovery is not a Company Invention, the Company shall treat all information disclosed to it by the Executive as confidential property of the Executive.

(d)	The patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

13.2	Disclosure, assignment and waiver

(a)	The Executive shall promptly disclose to the Company all works including, without limitation, all copyright works or designs originated, conceived, developed, written or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses and shall (to the extent that they do not automatically vest in the Company by operation of law) hold them in trust for the Company until such rights have been fully and absolutely vested in the Company.

(b)	The Executive assigns to the Company by way of present and future assignment (to the extent not already vested in the Company by operation of law) all copyright, design rights and other proprietary rights (if any) for their full terms throughout the world in respect of all copyright works and designs originated, conceived, written, developed or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses.

(c)	The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Executive by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any work the rights in which are vested in the Company whether by sub-clause (b) or otherwise.

(d)	The Executive shall, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires to vest the rights referred to in this clause in the Company) to substantiate the rights of the Company under sub-clauses (b) and (c).

(e)	The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of sub-clause 13.l(b) and 13.2(b) and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

13.3	Confidential information

(a)	During the Employment, the Executive shall not:

(i)	directly or indirectly disclose to any person or use other than for any legitimate purposes of any Group Company any Confidential Information;

(ii)	without the Board’s prior written permission hold any Material Interest in any person which:

(A)	is or shall be wholly or partly in competition with any of the Businesses;

(B)	impairs or might reasonably be thought by the Company to impair the Executive’s ability to act at all times in the best interests of any Group Company; or

(C)	requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential information in order properly to discharge the Duties to or to further the Executive’s interest in that person;

(iii)	at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

(iv)	at any time make any untrue or misleading statement in relation to any Group Company;

(v)	carry out any public or private work other than the Duties (whether for profit, or otherwise and whether during or outside normal working hours) except with the prior written permission of the Board; or

(vi)	directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by any Company rules or guidelines from time to time and if the Executive or any person in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement, the Executive shall immediately account to the Company for the amount so received.

(b)	The Executive shall, at any time during the Employment or following its termination, at the request of the Company or any Group Company return to the relevant Group Company or, at the relevant Group Company’s request, shall destroy:

(i)	any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company or any Group Company’s business created by, in the possession of or under the control of the Executive; and

(ii)	any other property of the Company or any Group Company in his possession or under his control.

(c)	The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the Items referred to in sub-clause (b) (i) in any medium or form.

14.	Obligations after Employment

14.1	The Executive shall not within the Restricted Area directly or indirectly for the Relevant Period be engaged on his own account or in the capacity of employee, officer, consultant, adviser, partner, principal or agent in or hold any Restricted Shareholding in any company which carries on any business or venture which:

(a)	is or is about to be in competition with any of the Businesses with which the Executive has been concerned or involved to any material extent during the 12 months preceding the Termination Date; or

(b)	requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge the Executive’s duties to or to further the Executive’s interest in that business or venture.

14.2	The Executive shall not directly or indirectly, whether on the Executive’s own behalf or on behalf of another person:

(a)	for the Relevant Period:

(i)	accept orders for any Restricted Services or Restricted Products from any Customer; or

(ii)	accept orders for Restricted Proposed Services or Restricted Proposed Products from any Customer;

(b)	for the Relevant Period accept the supply by any Supplier of Restricted Supplies;

(c)	for the Relevant Period:

(i)	seek, canvass or solicit any business, orders or custom for any Restricted Services or Restricted Products from any Customer;

(ii)	seek, canvass or solicit any business, orders or custom for any Restricted Proposed Services or Restricted Proposed Products from any Customer;

(iii)	solicit or entice away or seek to entice away from any Group Company any person who is and was at the Termination Date or during the period of 12 months preceding the Termination Date, employed or engaged by any Group Company in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity and was a person with whom the Executive dealt in the course of the Duties;

(d)	at any time after the Termination Date:

(i)	induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(ii)	be held out or represented by the Executive or any other person, as being in any way connected with or interested in any Group Company; or

(iii)	disclose to any person, or make use of any Confidential Information.

14.3	The Executive has given the undertakings contained in clause 14 to the Company as trustee for itself and for each Group Company in the business of which the Executive shall be involved or concerned to a material extent during the Employment. The Executive will at the request and cost of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in clause 14.

14.4	The undertakings contained in clause 14 are entered into by the Company and the Executive after having been separately legally advised.

15.	Disciplinary and Grievance procedure

15.1	The Executive is subject to the Company’s disciplinary rules and procedures, for the time being in force and such other procedures of this nature as may from time to time be adopted. Application of any such procedure is at the Company’s discretion and is not a contractual entitlement.

15.2	In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing or for so long as the Board may determine as being in the best interests of the Company.

15.3	If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chairman of the Board and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final.

16.	Collective Agreements

There are no collective agreements which affect the terms and conditions of the Executive’s employment.

17.	Deductions

The Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of any sum owed by the Executive to the Company.

18.	Entire Agreement

This Agreement together with any documents referred to in this Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

19.	Third Parties

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

20.	Data Protection

20.1	The Company shall hold personal data (including, where necessary, sensitive personal data; both terms as defined in the Data Protection Act 1998) in relation to the Executive in its paper-based and computerised manual and filing systems. The Executive consents to the holding and processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

(a)	salary, benefits and pensions administration;

(b)	health administration and for the purposes of health insurance/benefits;

(c)	training and appraisal, including performance records and disciplinary records;

(d)	equal opportunities monitoring;

(e)	for the purpose of any potential change of control of the Company or Group Company, or any potential transfer of the Executive’s employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended). In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors.

20.2	The Executive agrees that personal information relating to him may be disclosed for marketing and/or PR purposes and in connection with the performance of his Duties.

20.3	The Executive agrees to use all reasonable endeavours to keep the Company informed of any changes to his personal data and to comply with all relevant data protection legislation.

21.	Releases and waivers

21.1	The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

21.2	No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

22.	Notices

22.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile, with a confirmatory copy sent by prepaid first class post to, in the case of the Executive, the Executive’s last known residential address or, in the case of the Company, the Company Secretary at the Company’s registered office.

22.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally to a party or to the specified address;

(b)	on the second working day after posting by first class prepaid post; or

(c)	2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

23.	Governing law and jurisdiction

23.1	This Agreement shall be governed by and construed in accordance with English law.

23.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the non exclusive jurisdiction of the English courts.

In witness this Deed has been executed on the date appearing at the head of page 1.

Executed as a Deed	)
by Andrew Martin Norman	)
in the presence of:	)

Signature of witness:

Name:	J.R.K. PEILE

Address:	HIGHFIELD, BRIEHTON ROAD
GODAZMING GU7 INS

Occupation	SOLICITOR

Executed as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1) by	)
GlassHouse Technologies (UK) Limited	)
acting by:	)

Director

Director/Secretary